                                     Exhibit 12.1

                           FIRSTWORLD COMMUNICATIONS, INC.
                         (formerly SpectraNet International)
                          (a development stage enterprise)

                  Computation of Ratio of Earnings to Fixed Charges
                               (Dollars in Thousands)


                                                     Year ended                Period from      Six months ended     Period from
                                                    September 30,           September 1, 1993      March 31,      September 1, 1993
                                         ---------------------------------   (inception) to     ----------------   (inception) to
                                           1994     1995    1996     1997   September 30, 1997   1997     1998      March 31, 1998
                                         --------  ------  -------  ------  ------------------  -------  -------   --------------
Pre-tax loss from continuing operations    (418)   (908)   (3,856)  (9,448)     (14,653)        (3,326)  (8,318)     (22,971)

Interest capitalized during the period        -       -         -      (52)         (52)             -        -          (52)
                                           -----   ------  -------  -------     --------        -------  -------     --------

                                           (418)   (908)   (3,856)  (9,500)     (14,705)        (3,326)  (8,318)     (23,023)
                                           -----   ------  -------  -------     --------        -------  -------     --------

Fixed charges:

Interest expense and amortization of debt
  discount and premium on all
  indebtedness                               53      38        27    1,424        1,541            127    2,480        4,021

Interest portion of rentals
  (33% of rent expense)                      16      24        36      120          197             60       60          257
                                           -----   ------  -------  -------     --------        -------  -------     --------

Total fixed charges                          69      62        63    1,544        1,738            187    2,540        4,278
                                           -----   ------  -------  -------     --------        -------  -------     --------


Loss before income taxes and fixed charges (349)   (846)   (3,793)  (7,956)     (12,967)        (3,139)  (5,778)     (18,745)
                                           -----   ------  -------  -------     --------        -------  -------     --------
                                           -----   ------  -------  -------     --------        -------  -------     --------


Ratio of earnings to fixed charges          n/a     n/a      n/a      n/a          n/a            n/a      n/a           n/a
                                           -----   ------  -------  -------     --------        -------  -------     --------
                                           -----   ------  -------  -------     --------        -------  -------     --------


Insufficiency of earnings to cover fixed
  charges                                   418     908    3,856     9,500       14,705          3,326    8,318       23,023
                                           -----   ------  -------  -------     --------        -------  -------     --------
                                           -----   ------  -------  -------     --------        -------  -------     --------

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